EXHIBIT 99.1
Display Industry Veteran Dr. I-Wei Wu Joins Leadis Technology’s Board of Directors
SUNNYVALE, Calif. (March 4, 2008) Leadis Technology, Inc. (Nasdaq: LDIS), an analog and mixed-signal semiconductor developer of color display drivers, LED drivers, audio ICs and power management ICs for mobile consumer electronic devices, today announced that flat panel display industry veteran Dr. I-Wei Wu had been elected to its Board of Directors, effectively immediately. With Dr. Wu’s election, the Leadis board now consists of nine directors, including seven independent directors.
Dr. Wu has 25 years of experience in the flat panel display industry, in both engineering and management functions. Dr. Wu currently serves as an industry consultant for Prudence Capital, a venture capital firm based in Taiwan, and as a visiting professor at the Institute of Technology Management, National Chiao-Tung University. In 1999, Dr. Wu founded, and later served as Executive VP and Managing Director of, Toppoly Optoelectronics Corporation, a flat panel display manufacturer, from 2000 to 2005. Toppoly merged with Philips Display Mobile Systems in 2006 to form TPO Displays Corporation, one of the largest small- to medium-size flat panel display manufacturers in Taiwan. Dr. Wu started his career at Intel Corporation in 1983, working on the development of Intel’s first successful CMOS product. He then joined Xerox PARC to work on CMOS device physics and processing technology, and in 1987 he successfully led a team to demonstrate the world’s first LTPS CMOS devices on large glass substrates. From 1997 to 1999, Dr. Wu was in charge of the Flat Panel Display Program for the Electronics Research & Service Organization (ERSO) of the Industrial Technology Research Institute in Taiwan. Dr. Wu holds a B.S. degree in Physics and M.S. degree in Materials Science, both from National Tsing Hua University in Taiwan, as well as a Ph.D. in Materials Science from the University of California at Berkeley. In 2002, he received the Industrial Greatest Personal Contribution Award from the Ministry of Economy, Taiwan Central Government. In 2003, Dr. Wu was conferred the distinction of SID Fellow by the Society for Information Display.
“Leadis has announced its strategy to shift the focus of its display driver business from generic product development to differentiated display drivers utilizing advanced technologies and innovative intellectual property,” said Tony Alvarez, President and CEO of Leadis Technology. “Dr. Wu’s career has focused on the development of new technologies for flat panel displays and the processes that help bring these technologies to the marketplace quickly and efficiently. His international working experience, particularly his knowledge of working with Taiwan-based partners and suppliers, is a great match for Leadis. We’re extremely excited to have Dr. Wu on our team and I look forward to working with him.”
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of mobile and consumer electronics devices. Leadis’ product offerings include color display drivers, which are critical components of displays used in mobile consumer electronic devices; LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including mobile backlight units; power management ICs including LDOs, LDO controllers, shunt references, thermal switches, current regulators, and battery charger controllers; and audio CODEC and FM transmitter ICs, which are integral components in mobile media players and their associated aftermarket accessories. Leadis currently supplies display drivers supporting the major small panel display technologies, including a-Si and LTPS TFT LCD’s, color STN LCD’s, and color OLED displays, LED drivers supporting mobile backlighting applications, and audio ICs supporting portable media players and aftermarket audio accessories.
Contact Information:
Investor Relations
Leadis Technology, Inc.
Phone: (408) 331-8616
Email: ir@Leadis.com
Cautionary Language
 This press release contains forward-looking statements regarding Leadis Technology’s business, products and Board of Directors. The forward-looking statements are subject to risks and uncertainties that could affect the success of Leadis’ business, Leadis’ ability to successfully expand its business beyond display controllers, Leadis’ ability to develop and market new products, and the effectiveness of its Board of Directors. The risks and uncertainties include the risk factors described in the Leadis’ reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006, and its Form 10-Q for the quarter ended September 30, 2007, both of which are available at www.leadis.com. Leadis disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)